STOCK PURCHASE AGREEMENT

By and among

U.S. BANK NATIONAL ASSOCIATION

MID AMERICA BANK, F.S.B

and

NEW HARVEST, INC.

Dated as of September 26, 2005

_________________

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of September 26, 2005, by and among U.S. Bank National Association (“U.S. Bank”), Mid America Bank, f.s.b. (as successor in interest to St. Francis Bank, F.S.B.) (“Mid America”) (U.S. Bank and Mid America sometimes being referred to herein individually as a “Seller” and collectively as the “Sellers”), and New Harvest, Inc. (“Buyer”).

        WHEREAS, (i) U.S. Bank owns 4,658,873 shares of class A common stock, $0.01 par value per share (“Northland Common Stock”), of Northland Cranberries, Inc., a Wisconsin corporation (“Northland”); and (ii) Mid America owns 844,294 shares of Northland Common Stock; and

        WHEREAS, on the date hereof, Buyer is entering into a Contribution Agreement (the “Contribution Agreement”) with (i) Sun Northland LLC, owner of 78,844,820 shares of Northland Common Stock (“Sun”); (ii) Wells Fargo Foothill, Inc. (f/k/a Foothill Capital Corporation), owner of 2,543,053 shares of Northland Common Stock (“Wells Fargo”); (iii) Ableco Holding LLC, owner of a warrant to purchase 2,543,053 shares of Northland Common Stock (“Ableco”); (iv) ARK CLO 2000-1 Limited, owner of 2,115,820 shares of Northland Common Stock (“ARK CLO”); and (iv) First Generation LLC (“First Generation”), owner of 100 shares of Northland’s Series B Preferred Stock, $0.01 par value per share (“Northland Preferred Stock”); and

        WHEREAS, pursuant to the Contribution Agreement, (i) Sun has agreed to contribute its shares of Northland Common Stock to Buyer in return for an equal number of shares of Buyer’s common stock, $0.01 par value per share (“Buyer Common Stock”); (ii) Wells Fargo has agreed to contribute its shares of Northland Common Stock to Buyer in return for an equal number of shares of Buyer Common Stock; (iii) Ableco has agreed to exercise its warrant and contribute its shares of Northland Common Stock received upon exercise to Buyer in return for an equal number of shares of Buyer Common Stock; (iv) ARK CLO has agreed to contribute its shares of Northland Common Stock to Buyer in return for an equal number of shares of Buyer Common Stock; and (iv) First Generation has agreed to contribute its shares of Northland Preferred Stock to Buyer in return for an equal number of shares of Buyer’s Series A Preferred Stock, $0.01 par value per share (such transactions being referred to collectively as the “Contributions”); and

        WHEREAS, the Contributions will occur pursuant to the terms of the Contribution Agreement in a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended, on the Closing Date (as such term is defined herein), immediately prior the purchase by Buyer of Sellers’ shares of Northland Common Stock provided for herein; and

        WHEREAS, promptly following the Contributions and the purchase by Buyer of Sellers’ shares of Northland Common Stock provided for herein, Buyer will own in excess of 90% of each class of capital stock of Northland and intends to merge into Northland in a “short-form” merger pursuant to Section 180.1104 of the Wisconsin Business Corporation Law (the “Merger”); and

        WHEREAS, Buyer and certain other parties intend to file with the Securities and Exchange Commission (“SEC”), and disseminate to Northland’s shareholders in accordance with the rules of the SEC, a Schedule 13E-3 in connection with the Merger and the transactions contemplated hereby and by the Contribution Agreement (the “Schedule 13E-3”).

        NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	PURCHASE AND SALE OF SHARES

        Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, each Seller shall, severally and not jointly, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from such Seller, the shares of Northland Common Stock set forth opposite the name of such Seller on Schedule 1 attached hereto (all such shares being collectively referred to as the “Shares”).

2.	PURCHASE PRICE

    2.1.        Purchase Price.

        The aggregate purchase price (the “Purchase Price”) payable for the Shares shall be $1,155,665.07, or $0.21 per share. Buyer shall pay the Purchase Price in cash to each Seller on the Closing Date as follows: (a) to U.S. Bank, a total of $978,363.33; and (b) to Mid America, a total of $177,301.74.

    2.2.       Payment of Purchase Price.

        All payments under Section 2.1 shall be made by wire transfer of immediately available funds to an account that each Seller designates by notice to Buyer delivered at least forty-eight (48) hours prior to the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS

        Sellers, severally and not jointly, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall remain true and correct to and including the Closing Date.

    3.1.       Corporate.

(a) Organization. Each Seller is a corporation or other business organization that is duly organized, validly existing and in good standing under the laws of jurisdiction of organization.

    (b)       Authority. Each Seller has all necessary power and authority to execute and deliver this Agreement and the other agreements, instruments and documents to be executed by such Seller pursuant hereto, (such other agreements, instruments and documents are sometimes referred to herein as the “Seller Ancillary Instruments”), and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Seller Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by each Seller. No other or further act or proceeding on the part of any Seller or their respective shareholders, partners or members is necessary to authorize this Agreement or the Seller Ancillary Instruments or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Seller Ancillary Instruments will constitute, valid and binding agreements of each Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

    3.2.       Title.

        Each Seller has, and at the Closing Buyer will receive, good and marketable title to the Shares set forth opposite such Seller’s name on Schedule 1 attached hereto, free and clear of all liens (statutory or otherwise), security interests, claims, pledges, options, conditional sales contracts, assessments, charges or encumbrances of any nature whatsoever (collectively, “Liens”).

    3.3.        No Violation.

        Neither the execution and delivery of this Agreement nor the consummation by Sellers of the transactions contemplated hereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”); (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of any of the Sellers (or the Shares) under, any term or provision of the charter documents, bylaws or other organizational documents of any Seller or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which any Seller is a party or by which any Seller or any of its assets or properties may be bound or affected.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to Sellers, each of which is true and correct on the date hereof and shall remain true and correct to and including the Closing Date.

    4.1.       Corporate.

    (a)       Organization. Buyer is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and has the requisite power to carry on its business as now being conducted.

    (b)              Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the other agreements, instruments and documents to be executed by Buyer pursuant hereto, (such other agreements, instruments and documents are sometimes referred to herein as the “Buyer Ancillary Instruments”), and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Buyer Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the Buyer Ancillary Instruments or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Buyer Ancillary Instruments will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

    4.2.        No Violation.

        Neither the execution and delivery of this Agreement or the Buyer Ancillary Instruments, nor the consummation by Buyer of the transactions contemplated hereby or thereby, (a) will violate any Laws or Orders of any Government Entities; (b) except with respect to the filing of the Schedule 13E-3 with the SEC and compliance with Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity; or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens upon any of the assets of Buyer under, any term or provision of the charter documents, bylaws or other organizational documents of Buyer or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

5.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS

        Each and every obligation of Sellers to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

    5.1.           Representations and Warranties True of the Closing Date.

        Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

    5.2.           Absence of Litigation.

        No complaint, action, suit, proceeding, demand, investigation or inquiry (other than the ordinary-course review of the Schedule 13E-3 by the SEC), whether civil, criminal or administrative (“Litigation”), shall have been commenced or threatened by any Government Entity or any other person against Company, Sellers or any of the affiliates, officers or directors of any of them (in their capacities as such), with respect to the transactions contemplated hereby or with respect to the transactions described in the Schedule 13E-3.

    5.3.           Dissemination of Schedule 13E-3.

        The Schedule 13E-3 shall have been filed with the SEC and shall have been disseminated to shareholders of Northland in accordance with Rule 13e-3 under the Exchange Act at least twenty (20) days prior to the Closing Date.

6.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

    6.1.           Representations and Warranties True of the Closing Date.

        Each of the representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

    6.2.           Absence of Litigation.

        No Litigation (other than the ordinary-course review of the Schedule 13E-3 by the SEC) shall have been commenced or threatened by any Government Entity or any other person against Company, Sellers or any of the affiliates, officers or directors of any of them (in their capacities as such), with respect to the transactions contemplated hereby or with respect to the transactions described in the Schedule 13E-3.

     6.3.        Dissemination of Schedule 13E-3.

        The Schedule 13E-3 shall have been filed with the SEC and shall have been disseminated to shareholders of Northland in accordance with Rule 13e-3 under the Exchange Act at least twenty (20) days prior to the Closing Date.

7.	CLOSING

        Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Section 8, and provided that the conditions to the Closing set forth in Section 5 and Section 6 are satisfied or waived, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 10:00 a.m., local time, on the first business day after the satisfaction or waiver of the condition to the Closing set forth in Section 5.3 and Section 6.3. The actual time and date of the Closing is referred to as the “Closing Date.”

    7.1.           Deliveries of Sellers.

        At the Closing, Sellers shall deliver to Buyer the following, in each case duly executed or otherwise in proper form:

(a) Stock Certificate(s). Stock certificates representing the Shares, duly endorsed for transfer or with duly executed stock powers attached.

    (b)       Compliance Certificate. A certificate signed by an officer of each Seller to the effect that each of the representations and warranties made by such Seller in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

    7.2.       Deliveries of Buyer.

        At the Closing, Buyer shall make the payments required by Section 2.1 and shall deliver to Sellers the following, in each case duly executed or otherwise in proper form:

    (a)       a certificate signed by an officer of Buyer that each of the representations and warranties made by Buyer in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

8.	TERMINATION

    8.1.       Right of Termination Without Breach.

        This Agreement may be terminated without further liability of any party at any time prior to the Closing

(a) by mutual written agreement of Buyer and Sellers; or

    (b)       by either Buyer or Sellers if the Closing shall not have occurred on or before December 31, 2005, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

    8.2.       Termination for Breach.

    (a)       Termination by Sellers. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Sellers, or (ii) there has been a failure of satisfaction of a condition to the obligations of Sellers which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement without grounds to do so, then Sellers may give written notice to Buyer specifying such violation, breach, failure or wrongful termination attempt and if the same is not cured within ten (10) days, then Sellers may at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 8.2(c) hereof.

    (b)       Termination by Buyer. If (i) there has been a material violation or breach by Sellers of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Sellers shall have attempted to terminate this Agreement without grounds to do so, then Buyer may give written notice to Sellers specifying such violation, breach, failure or wrongful termination attempt and if the same is not cured within ten (10) days, then Buyer may at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 8.2(c) hereof.

    (c)       Effect of Termination. Termination of this Agreement pursuant to this Section 8.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall severally and not jointly indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made (“indemnified party”) from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation.

9.	MISCELLANEOUS

    9.1.       Further Assurance.

        From time to time, at either party’s request and without further consideration, each party hereto will execute and deliver to the other party such documents and take such other action as such other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

    9.2.           Law Governing Agreement.

        This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Any right to trial by jury with respect to any claim or action arising out of this agreement or conduct in connection with the engagement is hereby waived by the parties hereto.

    9.3.           Amendment and Modification.

        Buyer and Sellers may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and Sellers.

    9.4.        Entire Agreement.

        This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

    9.5.        Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    9.6.        Headings.

        The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

U.S. BANK NATIONAL ASSOCIATION	MID AMERICA BANK, F.S.B.
By: /s/ Stephen A. Tornio	By: /s/ Jerry Weberling
Stephen A. Tornio Vice President	Jerry Weberling Executive Vice President and Chief Financial Officer
NEW HARVEST, INC.
By: /s/ John Swendrowski
John Swendrowski Chairman and Chief Executive Officer

Schedule 1

Name	Shares
U.S. Bank National Association	4,658,873 shares of Northland Common Stock
Mid America Bank, f.s.b	844,294 shares of Northland Common Stock